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Exhibit 21.1

List of Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Organization
Heeling Management Corp.	Texas
Heeling Holding Corporation	Nevada
Heeling Sports Limited	Texas
Heeling Sports EMEA, SPRL	Belgium

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  Exhibit 21.1
List of Subsidiaries of the Registrant